OrthoPediatrics Corp. Reports Third Quarter 2022 Financial Results and Updates 2022 Revenue Guidance

Third Quarter 2022 Record Revenue Increased 39% Year-over-Year

WARSAW, Ind., October 31, 2022 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, announced today its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 and Recent Business Highlights
•Helped over 17,000 children in the third quarter 2022, bringing total to more than 610,000 since the inception of OrthoPediatrics when combined with MD Orthopaedics ("MD Ortho") and Pega Medical
•Generated total revenue of $35.0 million for third quarter 2022, up 39% from $25.1 million in third quarter 2021
•Grew worldwide Trauma & Deformity revenue 42%, organic worldwide Scoliosis revenue 37%, worldwide Sports Medicine/Other revenue 8% in the third quarter 2022 compared to the third quarter 2021
•Enhanced competitive position with the acquisition of Pega Medical in July
•Completed follow-on public offering raising gross proceeds of $144 million dollars in August
•Appointed supply chain operations veteran, Jimmy D. McDonald, to Board of Directors in October

“We’re pleased with our commercial and operational execution during the quarter, though in September, the pediatric orthopedic market faced additional headwinds beyond continued staffing shortages. Specifically, RSV infections acutely impacted case volumes in certain regions,” said David Bailey, President & CEO of OrthoPediatrics. “Despite these factors, our competitive position is as strong as ever. We remain confident in our ability to continue to drive sustainable revenue growth through increased adoption of our ever-expanding product portfolio.”

Third Quarter 2022 Financial Results
Total revenue for the third quarter of 2022 was $35.0 million, a 39% increase compared to $25.1 million for the same period last year. The increase in revenue in the third quarter of 2022 includes $4.4 million of revenue contribution from MD Ortho and Pega Medical. Excluding MD Ortho and Pega Medical, third quarter organic revenue growth was approximately 22% compared to the prior year period. U.S. revenue for the third quarter of 2022 was $26.5 million, a 37% increase compared to $19.4 million for the same period last year, representing 75.9% of total revenue. The increase in revenues in the third quarter of 2022 was driven primarily by organic growth across Scoliosis and Trauma and Deformity as well as the addition of MD Ortho and Pega Medical. International revenue for the third quarter of 2022 was $8.4 million, a 47% increase compared to $5.7 million for the same period last year, representing 24.1% of total revenue. Growth in the quarter was primarily driven by increased volumes, increased set sales to international stocking distributors in Scoliosis and Trauma and Deformity, as well as the addition of MD Ortho and Pega Medical.

Trauma and Deformity revenue for the third quarter of 2022 was $23.9 million, a 42% increase compared to $16.8 million for the same period last year. Revenue was driven by organic growth from external fixation, the PNP | Femur system, and cannulated screws as well as non-organic revenue from MD Ortho and Pega Medical of $4.4 million. Scoliosis revenue was $10.0 million, a 37% organic increase compared to $7.3 million for the third quarter of 2021. Scoliosis growth was driven primarily by increased sales of our RESPONSETM fusion system and ApiFix non-fusion system as well as increased set sales to international stocking distributors. Sports Medicine/Other revenue for the third quarter of 2022 was $1.1 million, an 8% increase compared to $1.0 million for the same period last year.

Gross profit for the third quarter of 2022 was $25.9 million, a 40% increase compared to $18.6 million for the same period last year. Gross profit margin for the third quarter of 2022 increased to 74.1%, compared to 74.0% for the same period last year.

Total operating expenses for the third quarter of 2022 were $32.9 million, a 48% increase compared to $22.2 million for the same period last year.

Sales and marketing expenses increased $2.1 million, or 21%, to $11.9 million in the third quarter of 2022. The increase was driven primarily by increased sales commission expenses coupled with the addition of recent acquisitions.

General and administrative expenses increased $4.1 million, or 37%, to $15.1 million in the third quarter of 2022. The increase was driven primarily by the addition of personnel and resources to support the continued expansion of the business and an increase in legal expenses associated with recent acquisitions.

Total other income was $21.4 million for the third quarter of 2022, compared to $1.2 million for the same period last year. In the third quarter of 2022, we realized a $23.0 million fair value adjustment benefit which was driven by the decrease in forecasted revenue that was lower in comparison to the same period last year. In the third quarter of 2021, the Company reported a $1.4 million change.

Net income for the third quarter of 2022 was $18.5 million, compared to ($2.2) million net loss for the same period last year. Net income per share for the period was $0.88 per basic share and $0.87 per diluted share, compared to ($0.11) loss per basic and diluted share for the same period last year.

Adjusted EBITDA for the third quarter of 2022 was a gain of $1.9 million as compared to $0.5 million for the third quarter of 2021.

As of September 30, 2022, cash, short-term investments and restricted cash were $121.6 million compared to $52.5 million as of June 30, 2022, with no balance outstanding under the $50.0 million line of credit.

Full Year 2022 Financial Guidance
For full year 2022, the Company now expects its full year revenue to be in the range of $124 million to $125 million, updated from its previous guidance range of $127 million to $130 million, representing growth of 26% to 27% over 2021 revenue. The Company now expects its full year revenue, excluding recent acquisitions, to be in the range of $113 million to $114 million, representing growth of 15% to 16% over 2021 revenue. The guidance assumes roughly $11 million of combined revenue contribution from MD Ortho and Pega Medical. The Company also updated its annual set deployment to be in a range of $20 million to $24 million and continues to expect to generate several million dollars of adjusted EBITDA for full year 2022.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, November 1, 2022, at 8:00 a.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 3, 2022, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures such as organic revenue, adjusted diluted earnings (loss) per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Sales on an organic basis excludes from our reported net revenue growth the impacts of revenue from any acquired business that have been owned for less than one year. We believe that providing the non-GAAP organic revenue is useful as a way to measure and evaluate our underlying performance consistently across the periods presented. Adjusted earnings (loss) per share in this press release represents diluted earnings (loss) per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, the fair value adjustment of contingent consideration, trademark impairment, acquisition related costs, non-recurring professional fees, accrued legal settlement costs and minimum purchase commitment costs. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions and the non-recurring professional fees are related to our response to a previously disclosed SEC review. We believe that providing the non-GAAP diluted earnings (loss) per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense, provision for income taxes (benefit), depreciation and amortization, trademark impairment, stock-based compensation expense, fair value adjustment of contingent consideration, acquisition related costs, nonrecurring professional fees, accrued legal settlements costs, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted earnings (loss) per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of reported GAAP net revenue to non-GAAP organic revenue, GAAP diluted earnings (loss) per share to non-GAAP diluted earnings (loss) and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 46 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share Data)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash	$35,423	$7,641
Restricted cash	1,449	1,365
Short term investments	84,710	45,902
Accounts receivable - trade, less allowance for doubtful accounts of $608 and $347, respectively	26,184	17,942
Inventories, net	74,041	57,569
Prepaid expenses and other current assets	2,751	3,229
Total current assets	224,558	133,648

Property and equipment, net	36,313	28,515

Other assets:
Amortizable intangible assets, net	66,285	55,494
Goodwill	88,044	72,349
Other intangible assets	14,854	14,268
Total other assets	169,183	142,111

Total assets	$430,054	$304,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	10,881	9,325
Accrued compensation and benefits	6,323	5,351
Current portion of long-term debt with affiliate	143	137
Current portion of acquisition installment payable	7,630	12,862
Other current liabilities	3,769	2,040
Total current liabilities	28,746	29,715

Long-term liabilities:
Long-term debt with affiliate, net of current portion	799	907
Acquisition installment payment, net of current portion	7,822	14,309
Contingent consideration	3,460	28,910
Deferred income taxes	5,457	4,771
Other long-term liabilities	440	293
Total long-term liabilities	17,978	49,190

Total liabilities	46,724	78,905

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 22,896,031 shares and 19,677,214 shares issued as of September 30, 2022 (unaudited) and December 31, 2021, respectively	6	5
Additional paid-in capital	559,339	394,899
Accumulated deficit	(168,920)	(178,026)
Accumulated other comprehensive income	(7,095)	8,491
Total stockholders' equity	383,330	225,369

Total liabilities and stockholders' equity	$430,054	$304,274

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenue	$34,950	$25,079	$91,295	$73,236
Cost of revenue	9,061	6,525	21,859	17,914
Gross profit	25,889	18,554	69,436	55,322

Operating expenses:
Sales and marketing	11,919	9,862	34,108	29,687
General and administrative	15,116	11,034	42,829	34,163
Trademark impairment	3,609	—	3,609	—
Research and development	2,206	1,302	5,980	3,935
Total operating expenses	32,850	22,198	86,526	67,785

Operating loss	(6,961)	(3,644)	(17,090)	(12,463)

Other expenses:
Interest expense, net	708	542	2,485	1,851
Fair value adjustment of contingent consideration	(23,010)	(1,430)	(25,450)	3,710
Other income	945	(267)	1,668	(802)
Total other expenses	(21,357)	(1,155)	(21,297)	4,759

Income (loss) before income taxes	$14,396	$(2,489)	4,207	(17,222)
Provision for income taxes (benefit)	(4,143)	(292)	(4,899)	(890)
Net income (loss)	$18,539	$(2,197)	$9,106	$(16,332)
Weighted average shares outstanding
Basic	21,150,219	19,291,374	20,703,883	19,256,128
Diluted	21,295,323	19,291,374	20,958,503	19,256,128
Net income (loss) per share
Basic	$0.88	$(0.11)	$0.44	$(0.85)
Diluted	$0.87	$(0.11)	$0.43	$(0.85)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Nine Months Ended September 30,
	2022	2021
OPERATING ACTIVITIES
Net income (loss)	$9,106	$(16,332)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,579	7,870
Stock-based compensation	4,978	4,170
Trademark Impairment	3,609	—
Fair value adjustment of contingent consideration	(25,450)	3,710
Acquisition installment payable	1,926	1,701
Deferred income taxes	(4,804)	(890)
Changes in certain current assets and liabilities:
Accounts receivable - trade	(5,567)	(716)
Inventories	(14,812)	(3,244)
Prepaid expenses and other current assets	696	(138)
Accounts payable - trade	(389)	(956)
Accrued legal settlements	—	(6,342)
Accrued expenses and other liabilities	1,800	(168)
Other	903	(493)
Net cash used in operating activities	(18,425)	(11,828)

INVESTING ACTIVITIES
Acquisition of MD Ortho, net of cash acquired	(8,360)	—
Acquisition of Pega, net of cash acquired	(31,730)	—
Sale of short-term marketable securities	45,529	4,000
Purchases of licenses	—	(7,908)
Purchase of short-term marketable securities	(85,029)	—
Purchases of property and equipment	(10,554)	(6,468)
Net cash used in investing activities	(90,144)	(10,376)

FINANCING ACTIVITIES
Proceeds from issuance of debt with affiliate	31,000	—
Payments on debt with affiliate	(31,000)	—
Installment payment for ApiFix	(3,234)	—
Proceeds from issuance of common stock, net of issuance costs	139,282	—
Proceeds from exercise of stock options	63	137
Payments on mortgage notes	(102)	(97)
Net cash provided by financing activities	136,009	40

Effect of exchange rate changes on cash	426	(266)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	27,866	(22,430)

Cash and restricted cash, beginning of period	$9,006	$30,132
Cash and restricted cash, end of period	$36,872	$7,702

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$512	$43
Transfer of instruments from property and equipment to inventory	$(193)	$80
Issuance of common shares to acquire MD Ortho	$9,707	$—
Issuance of common shares for ApiFix installment	$10,410	$—

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2022	2021	2022	2021
U.S.	$26,539	$19,354	$69,687	57,930
International	8,411	5,725	21,608	15,306
Total	$34,950	$25,079	$91,295	$73,236

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2022	2021	2022	2021
Trauma and deformity	$23,892	$16,817	62,976	49,302
Scoliosis	9,979	7,266	25,383	20,874
Sports medicine/other	1,079	996	2,936	3,060
Total	$34,950	$25,079	$91,295	$73,236

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET REVENUE TO NON-GAAP ORGANIC REVENUE
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2022	2021	2022	2021
As reported:
U.S.	$26,539	$19,354	$69,687	57,930
International	8,411	5,725	21,608	15,306
Less impact from acquisitions:
U.S.	2,275	—	3,620	—
International	2,119	—	3,386	—
Organic revenue:
U.S.	24,264	19,354	66,067	57,930
International	6,292	5,725	18,222	15,306
Total organic revenue	$30,556	$25,079	$84,289	$73,236

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2022	2021	2022	2021
As reported:
Trauma and deformity	$23,892	$16,817	62,976	49,302
Scoliosis	9,979	7,266	25,383	20,874
Sports medicine/other	1,079	996	2,936	3,060
Less: impact from acquisitions
Trauma and deformity	4,394	—	7,006	—
Scoliosis	—	—	—	—
Sports medicine/other	—	—	—	—
Organic revenue:
Trauma and deformity	19,498	16,817	55,970	49,302
Scoliosis	9,979	7,266	25,383	20,874
Sports medicine/other	1,079	996	2,936	3,060
Total organic revenue	$30,556	$25,079	$84,289	$73,236

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$18,539	$(2,197)	$9,106	$(16,332)
Interest expense, net	708	542	2,485	1,851
Other income	945	(267)	1,668	(802)
Provision for income taxes (benefit)	(4,143)	(292)	(4,899)	(890)
Depreciation and amortization	3,287	2,723	9,579	7,870
Trademark impairment	3,609	—	3,609	—
Stock-based compensation	1,813	1,440	5,109	4,170
Fair value adjustment of contingent consideration	(23,010)	(1,430)	(25,450)	3,710
Acquisition related costs	54	—	818	—
Nonrecurring professional fees	—	—	—	658
Accrued legal settlements costs	—	—	—	150
Minimum purchase commitment cost	101	—	442	—
Adjusted EBITDA	$1,903	$519	$2,467	$385

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO NON-GAAP ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Earnings (loss) per share, diluted (GAAP)	$0.87	$(0.11)	$0.43	$(0.85)
Accretion of interest attributable to acquisition installment payable	0.02	0.03	0.09	0.09
Fair value adjustment of contingent consideration	(1.12)	(0.07)	(1.24)	0.19
Trademark impairment	0.18	—	0.18	—
Acquisition related costs	—	—	0.04	—
Nonrecurring professional fees	—	—	—	0.03
Accrued legal settlements costs	—	—	—	0.01
Minimum purchase commitment cost	—	—	0.02	—
Earnings (loss) per share, diluted (non-GAAP)	$(0.05)	$(0.15)	$(0.48)	$(0.53)